CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Trustees of
Context Alternative Strategies Fund and Context Macro Opportunities Fund:

We consent to the use of our report, dated February 26, 2015, for Context Alternative Strategies Fund and Context Macro Opportunities Fund, incorporated by reference herein, and to the references to our firm under the headings "Financial Highlights" in the Prospectus and "Independent Registered Public Accounting Firm" and "Financial Statements" in the Statement of Additional Information.

/s/ KPMG LLP

Roseland, New Jersey

April 29, 2015